FOR IMMEDIATE RELEASE	Contact: Michael J. Jeffries
(732) 542-2800
December 28, 2004	NASDAQ Symbol:	OSTE

OSTEOTECH AND MTF SIGN A SECOND PROCESSING AGREEMENT

As previously announced in November 2004, Osteotech, Inc. had been informed by the American Red Cross Transplantation Services (“ARC”) and the Musculoskeletal Transplant Foundation (“MTF”) that ARC and MTF have entered into an agreement for MTF to acquire the assets related to ARC’s allograft tissue banking operations and anticipate closing the asset acquisition sometime in January 2005. Also announced was that Osteotech and MTF had reached an agreement in principle for a second processing agreement.

On December 22, 2004, Osteotech and MTF signed a definitive agreement for a second processing agreement, which will be effective upon the closing of the ARC/MTF asset acquisition agreement. Pursuant to the second MTF processing agreement, MTF will provide Osteotech with a certain amount of standard donors for processing that is equivalent to the amount of standard donors required to be delivered by ARC to Osteotech under the existing processing agreement with ARC. The second MTF processing agreement has an initial term that expires in December 2006, which, in certain circumstances, can be extended for two additional one-year periods. The terms and conditions of the original Osteotech and MTF processing agreement entered into in June 2002 and continuing through December 2008 are not impacted by the second MTF processing agreement or the ARC/MTF asset acquisition agreement. Separately, and as a result of the pending transaction between ARC and MTF, Osteotech is holding discussions with ARC to negotiate the termination of its processing agreement with ARC.

In addition, Osteotech, ARC and MTF have negotiated and signed several arrangements establishing protocols and procedures to ensure a consistent number and flow of donors delivered to Osteotech during the period prior to the closing of the ARC/MTF asset acquisition transaction. Under these transition arrangements, MTF will deliver to Osteotech the types and quantities of donors required to be delivered by ARC under the existing ARC processing agreement, although such donors will be processed principally in accordance with the terms of the second MTF processing agreement. These arrangements will terminate upon the closing of the ARC/MTF asset acquisition transaction and the second processing agreement between Osteotech and MTF becoming effective.

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Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the failure of MTF’s acquisition of ARC’s allografts tissue banking assets to close and the resulting failure of Osteotech’s new processing agreement with MTF to become effective, Osteotech’s inability to satisfactorily resolve issues relating to the termination of the ARC processing agreement, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2003 and the Form 10-Q for each of the first three quarters of 2004) filed with the Securities and Exchange Commission. All information in this press release is as of December 28, 2004 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech or this press release, please go to Osteotech’s website homepage at www.osteotech.com and to Osteotech’s Financial Information Request Form website page at www.osteotech.com/finrequest.htm.

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